Exhibit 10 (c)

June 25, 2000

Mr. Teiji Ogawa
Richardson Electronics, KK
Q-dan 1991 Bldg
1-12- Fujimi Chioda-ku
Tokyo, Japan

Attn : Mr. Ogawa

Dear Sirs

FACILITY OF YEN300,000,000

We refer to your recent request and are pleased to advise you that Bank One, NA, Tokyo Branch (hereinafter called the "Bank") is prepared, subject to satisfactory completion of legal documentation and upon the following terms and conditions, to grant to Richardson Electronics KK (hereinafter called the "Borrower" or the "Company") a credit facility of up to YEN300,000,000 (Japanese Yen Three Hundred Million).

1) Limits

Credit Limit - YEN300,000,000 (i.e. the aggregate principal amount owing by the Company (whether actual or contingent) shall not exceed YEN300,000,000.00). This facility shall be available for direct advances, bill discounting, bid bonds, bank guarantees and foreign exchange activities.

2) Pricing

(a) Direct Advances: for Yen draw down. The following pricing matrix shall apply, with financial terms measured at the time and manner set forth in the U.S. Revolver (as hereinafter defined).

REVOLVER PRICING MATRIX (Based on the provisions of U.S.
Revolver)

           Senior Funded Debt/      REVOLVER      FACILITY
LEVEL        EBITDA Ratio             RATE           FEE
   1            >2.00             TIBOR + 175       0.25%
   2        1.51 to 2.00          TIBOR + 150       0.25%
   3        1.00 to 1.50          TIBOR + 125       0.25%
   4            <1.00             TIBOR + 100       0.25%

Tested, effective, and paid at the times provided in the U.S.
Revolver.

(b) Up Front Fee of 1/8% (0.125%) of the Credit Limit.  Both the
Commitment Fee and Facility Fee above to be payable by Richardson Electronics, Ltd. (the "Guarantor").

3) Purpose

The Facilities shall be used for working capital purposes but the Bank shall not be obliged to ensure that it is so utilised.

4) Yen Current Account

The bank account will be in the name of the Borrower.

5) Direct Advance Facility

Advances will be made by the Bank if not later than 10 a.m. (Tokyo time) two (2) Business Days before the proposed date of an Advance, the Bank has received from the Company a Notice of Advance in writing specifying (a) the proposed date of the Advance, (b) the amount of that direct advance (which shall be a minimum and in integral multiples of Yen1,000,000) and (c) details of the bank account to which the proceeds are to be credited or such other manner of disbursement as the Borrower shall specify. Notwithstanding the foregoing, the Bank may, at its absolute discretion, agree to make an advance on the proposed date of Advance at the request of the Company made by telephone provided that a Notice of Advance is delivered to the Bank (by fax) on or before 3.00 p.m. (Tokyo time) two (2) business days before the proposed date of Advance. All Notices of Advance (whether verbally or in writing) shall be irrevocable.

6) Final Maturity Date

July 1, 2004

7) Payment and Repayment

Repayment in full of all outstanding sums owing under the Facilities on or before the Final Maturity Date. Accrued interest shall be payable on the last day of the relevant
Interest Period.

The Borrower shall on demand by the Bank pay all monies which the Bank has been requested to pay under any bank guarantees, bid bonds and the like issued by the Bank at the Borrower's request (whether or not the Bank has already paid such monies).

The Borrower unconditionally and irrevocably undertakes to keep the Bank fully indemnified from and against all liabilities, claims, damages, judgments, costs (including costs on a full indemnity basis), expenses and disbursements of any kind whatsoever, legal or otherwise, which the Bank may sustain, or incur under or in connection with such guarantees, bid bonds and the like issued by the Bank. The Borrower shall on demand by the Bank either procure the release and discharge of the Bank's liability under all bank guarantees, bid bonds and the like issued by it or pay to the Bank an amount equal to the aggregate amount guaranteed by the Bank under all guarantees and bid bonds issued by it (which shall be charged to the Bank as security for the discharge of the Bank's obligations under such guarantees and bid bonds).

8) Conditions Precedent

The Company's right to utilize the Facility and the obligation of the Bank to advance the same shall be subject to the conditions precedent that the following documents have been delivered to the Bank in form and substance satisfactory to the
Bank:

  (a) Certified true copy of the Company's Memorandum and Articles of Association;

  (b) Certified true copy of the Certificate of Incorporation of the Company;

  (c) The duplicate of this letter duly endorsed with the Company's acceptance;

  (d) Guaranty executed by the Guarantor.

  (e) Most recent copy of the Borrower's fiscal year end financial statements.

  (f) Any other documents and/or evidence which may be required by the Bank from time to time.

9) Events of Default

As per the Bank's Standard Terms and Conditions and in the Agreement on Bank Transactions. In addition to the events of default listed in the Bank's Standard Terms and Conditions and in the Agreement on Bank Transactions, it shall also be an event of default for purposes of the Facilities described in this letter (i) a Default shall have occurred under the Amended and Restated Loan Agreement dated as of July 1, 2000 among the Guarantor, Various Lending Institutions, and American National Bank And Trust Company Of Chicago, As Agent (the "U.S. Revolver"), or (ii) the U.S. Revolver shall have been terminated, cancelled or prepaid without the same action being taken with respect to the Facilities set forth in this Committed Facility letter.

10) Undertakings

The Company undertakes and agrees with the Bank that, so long as any sum remains to be lent or remains payable hereunder and/or any other security document to which it is a party, it will notify the Bank of the occurrence of any Event of Default immediately upon becoming aware of it and will at the Bank's request deliver to the Bank a certificate confirming that no Event of Default has occurred or if any Event of Default has occurred, setting out details of the Event of Default and the action taken or proposed to be taken to remedy it.

11) Representations & Warranties

The Company represents and warrants to the Bank that:

(a) Status: it is a corporation duly established and validly existing under the laws of Japan, and it has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

(b) Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations hereunder and any other security document to which it is a party;

(c) Authorization and Consents: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations hereunder and any other security document to which it is a party, (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make this Facility Letter and any other security document to which it is a party admissible in evidence in the courts of Japan have been taken, fulfilled and done;

(d) Non-Violation of Laws Etc: its entry into, exercise of its rights and/or performance of or compliance with its obligations hereunder and any other security document to which it is a party do not and will not violate (i) any law to which it is subject or (ii) any provision of its Memorandum and Articles and Association or (iii) any agreement to which it is a party or which is binding on it or its assets, and do not and will not result in the existence of, or oblige it to create, any security over those assets;

(e) No Misstatement: no information, exhibit or report furnished in writing by it to the Bank in connection with the negotiation of this Facility Letter or any other security document to which it is a party contained any misstatement of fact as at the date of such exhibit or report or as at the date when such information was given which was material in the context of this Facility Letter or any other security document to which it is a party or omitted to state a fact as at such date which in any such case would be materially adverse to the interests of the Bank under this Facility Letter or any other security document to which it is a party; and

(f) Repetition: each of the above warranties will be correct and complied with in all respects so long as any sum remains to be lent or remains payable hereunder and/or any other security document to which it is a party as if repeated then by reference to the then existing circumstances.

12) Increased Cost

If following the introduction of or any change in law or regulation or compliance with any directive from or requirement of any governmental or monetary authority, there shall be any increase in the cost to the Bank in its cost of funding, making or maintaining the Facilities or any sum received or receivable by it or its effective return in respect of any of the Facilities is reduced ("Increased Costs and/or Reduction"), then the Company shall pay to the Bank an amount equal to such Increased Costs and/or Reduction.

13) Change In Law

If at any time the Bank determines that it is or will become unlawful or contrary to any law or rule, regulation, directive, guideline or request from the Monetary Authority of Japan, any central bank or other governmental agency or self-regulating authority, whether or not having the force of law ("Directives") for the Bank to make, fund or maintain the Facilities or any part thereof or give effect to its obligations in respect thereof the Bank shall notify the Borrower thereof whereupon the Borrower shall repay to the Bank forthwith all amounts outstanding to the Bank or such part thereof as the Bank may require.

14) Other Terms

(a) Currency Indemnity: Any payment or payments made to or any amount received or recovered by the Bank in respect of any sum expressed to be due to it from the Company under or in connection with this Facility Letter in a currency (such currency hereinafter referred to as the "Relevant Currency") other than the currency in which such sum or sums are expressed to be payable under this Facility Letter (such currency hereinafter referred to as the "Currency of Account") (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up of the Company or otherwise) shall only constitute a discharge to the Company to the extent of the Currency of Account which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in the Relevant Currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If the amount of the Currency of Account is less than the amount expressed to be due to the Bank under this Facility Letter, the Company shall indemnify it against any loss sustained by it as a result. In any event, the Company shall indemnify the Bank against the cost of making any such purchase. For this purpose, it shall be sufficient for the Bank to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

(b) Payments and Taxes: Each payment to be made by the Borrower to the Bank shall be made in immediately available funds in the Currency of Account, at such place and/or account as the Bank shall notify the Borrower and shall be made in full (i) free of any restriction or condition (ii) without set-off or counterclaim and (iii) free and clear of and without deduction or withholding for any present or future taxes, goods or services tax, duties, levies or other deductions of whatever nature ("Taxes"). If the Borrower is compelled by law to make such deduction or withholding it shall pay such Taxes and shall pay to the Bank such additional amounts as may be necessary for the Bank to receive on the due date of each relevant payment and retain a net amount equal to the sum it would have received and retained had no such deduction or withholding been required or made.

15) Governing Law

This Committed Facility Letter shall be governed by the Laws of Illinois.

16) Jurisdiction

The Company submits to the non-exclusive jurisdiction of the courts of Illinois.


Where terms and conditions are not already expressly indicated above, our "Standard Terms and Conditions" attached hereto and other terms and conditions contained in the Bank's standard printed forms applicable to each Facility granted shall apply. Where there is any conflict between the terms expressly indicated herein and the former, the terms and conditions of this Facility Letter shall prevail.

Kindly confirm your acceptance of our terms and conditions by signing and affixing your Company's stamp on the duplicate of this Facility Letter and returning the same to us together with the attached Standard Terms and Conditions and your Company's resolutions. This letter supercedes all previous Facility Letters.

Yours faithfully
for Bank One, NA











TO: BANK ONE, NA

We confirm acceptance of the Facility on the above stipulated terms and conditions and hereby irrevocably give permission to the Bank and its officers and employees in Tokyo to disclose at any time any information concerning any matters or transactions in relation to the Facility and any account (including any information whatsoever regarding monies in or other relevant particulars of such account) which we now have or may hereafter have with the Bank to any guarantor(s), co-debtor(s), co-mortgagors(s), joint holder(s), or any authority;

(b) any potential assignee or transferee or guarantor or any other person who has entered into or is proposing to enter in contractual arrangements with the Bank or us; and

(c) any officers and employees of the Bank, its head office and/or other branches, agencies and representative offices within and outside Tokyo.


Authorized signatory:       /s/ Teiji Ogawa


Company Stamp:              _________________________


Designation:                _________________________



for and on behalf of        _________________________
Richardson Electronics KK   Date


                        GUARANTY

GUARANTY: To induce Bank One, NA, directly or through any of its branches, offices, subsidiaries or affiliates
(collectively, the "Lender"), in its sole discretion, to make loans or extend or continue credit, including letters of credit, interest rate exchange contracts, and foreign exchange contracts, to Richardson Electronics, KK, a company organized and existing under the laws of Japan (the "Borrower"), whether to the Borrower alone or to the Borrower and others, and because the undersigned (the "Guarantor") has determined that executing this Guaranty is in its interest and to its financial benefit, the Guarantor, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including, without limitation, all renewals, extensions and modifications thereof, and all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lender howsoever and whensoever created, arising, evidenced or acquired (the "Obligations"). The Guarantor further agrees to pay all reasonable costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, the Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the "Guaranteed Debt"). The Guarantor further agrees that the Guaranteed Debt may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

NATURE OF GUARANTY: This Guaranty is a guaranty of payment and not of collection. The Guarantor waives any right to require the Lender to sue the Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Debt, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Debt.

NO DISCHARGE OR DIMINISHMENT OF GUARANTY: Except as otherwise provided herein and to the extent provided herein, the obligations of the Guarantor hereunder are not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Debt), including any claim of waiver, release, surrender, alteration, or compromise of any of the Guaranteed Debt, and is not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of the Guaranteed Debt or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder are not discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to the Guaranteed Debt, by any waiver or modification of any provision of any agreement relating to the Guaranteed Debt, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Debt, or by any other circumstance, act or omission that might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Debt).

DEFENSES WAIVED: To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Borrower or the unenforceability of all or any part of the Guaranteed Debt from any cause, or the cessation from any cause of the liability of the Borrower, other than the indefeasible payment in full in cash of the Guaranteed Debt.
The Lender may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Debt, make any other accommodation with the Borrower, any other guarantor or any other person liable on the Guaranteed Debt or exercise any other right or remedy available to it against the Borrower, any other guarantor or any other person liable on the Guaranteed Debt, without affecting or impairing in any way the liability of the Guarantor under this Guaranty except to the extent the Guaranteed Debt has been fully and indefeasibly paid in cash.
To the fullest extent permitted by applicable law, the Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower, any other guarantor or any other person liable on the Guaranteed Debt, as the case may be, or any security.

FOREIGN CURRENCY: The specification of payment in a specific currency at a specific place and time pursuant to the documentation relating to the Guaranteed Debt is essential.
That currency or those currencies are also the currency of account and payment under this Guaranty. If the Guarantor is unable for any reason to effect payment of a specific currency (other than United States currency) as required by the preceding sentence or if the Guarantor defaults in the payment when due of any amount of a specific currency (other than United States currency) under this Guaranty, the Lender may, at its option, require such payment to be made to the Head Office of the Lender in the equivalent amount in United States currency at the Lender's then current selling rate for electronic transfers of that currency to the place or places where the Guaranteed Debt was payable. In the event that any payment, whether pursuant to a judgment or otherwise, does not result in payment of the amount of currency due under this Guaranty, upon conversion to the currency of account and transfer to the place specified for payment, the Lender has an independent cause of action against the Guarantor for the deficiency.

RIGHTS OF SUBROGATION: The Guarantor will not enforce any rights of subrogation, contribution or indemnification that it has against the Borrower, any person liable on the Guaranteed Debt, or any collateral, until the Borrower and the Guarantor have fully performed all their obligations to the Lender.

REINSTATEMENT: If at any time any payment of any portion of the Guaranteed Debt is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Guarantor's obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Guaranty.

INFORMATION: The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Debt and the nature, scope and extent of the risks that the Guarantor assumes and incurs under this Guaranty, and agrees that the Lender does not have any duty to advise the Guarantor of information known to it regarding those circumstances or risks.

TERMINATION: The Lender may continue to make loans or extend credit to the Borrower based on this Guaranty until five days after it receives written notice of termination from the Guarantor. Notwithstanding receipt of any such notice, the Guarantor will continue to be liable to the Lender for any Guaranteed Debt created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Debt.

TAXES: All payments of the Guaranteed Debt will be made by the Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, but excluding franchise taxes and taxes imposed on overall net income of the Lender (collectively, "Taxes"). If the Guarantor is required by law to deduct any Taxes from or in respect of any sum payable to the Lender under this Guaranty,
(a) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantor must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantor must furnish to the Lender within 45 days after their due date certified copies of all official receipts evidencing payment thereof.

SEVERABILITY: The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

REPRESENTATIONS BY GUARANTOR:  The Guarantor represents that:
(a) it is duly organized, existing and in good standing under the laws where it is organized; (b) the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and
(iii) do not violate any law, conflict with the terms of its articles of incorporation or organization, its by-laws or any agreement by which it is bound or require the consent or approval of any governmental authority or any third party; (c) this Guaranty is a valid and binding agreement, enforceable according to its terms; and (d) all balance sheets, income statements, and other financial statements furnished to the Lender are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

INCORPORATION: The Guarantor agrees that so long as all or any portion of the Guaranteed Debt remains outstanding, it will observe, for the benefit of the Lender, the covenants and events of default set forth in the Guaranty dated July 1, 2000 entered into by the Guarantor in favor of American National Bank and Trust Company of Chicago as Administrative Agent (the "ANB Guaranty"), which provisions and related definitions are incorporated by reference, mutatis mutandis. Those provisions and definitions remain in effect until this Guaranty is no longer in force, notwithstanding any amendment, modification, or termination of the ANB Guaranty. A Default under and as defined in the ANB Guaranty constitutes an event of default under this Guaranty, which entitles the Lender to accelerate the Guarantor's obligations under this Guaranty and to exercise any and all of the remedies set forth in this Guaranty.

LENDING INSTALLATIONS: The Guaranteed Debt may be booked at any office, branch, subsidiary or affiliate of the Lender, as selected by the Lender. All terms of this Guaranty apply to and may be enforced by or on behalf of any such office, branch, subsidiary or affiliate of the Lender. Without limiting the rights of the Lender under applicable law, the Guarantor authorizes the Lender to apply any sums standing to the credit of the Guarantor with any such office, branch, subsidiary or affiliate of the Lender toward the payment of the Guaranteed Debt by the Guarantor under this Guaranty, whether or not all or any part of the Guaranteed Debt is then due.

NOTICES: All notices, requests and other communications to any party under this Guaranty must be in writing (including bank wire, facsimile transmission or similar writing) and must be given to that party, in the case of the Guarantor, at its address or facsimile number set forth on the signature page hereof and, in the case of the Lender, at its Head Office or as otherwise specified in a notice by one party to the other. Each notice, request or other communication is effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified below and confirmation of receipt is received,
(ii) if given by mail, 72 hours after the communication is deposited in the mails with first class postage prepaid, addressed as specified above, or (iii) if given by any other means, when delivered at the address specified above.

MISCELLANEOUS: No provision of this Guaranty may be amended, supplemented or modified, or any of its terms and provisions waived, except by a written instrument executed by the Lender and the Guarantor. No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Guaranty waives that right; nor does any single or partial exercise of any right under this Guaranty preclude any other or further exercise of that or any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law. This Guaranty binds the Guarantor and its successors and assigns, and benefits the Lender and its successors and assigns. The use of headings does not limit the provisions of this Guaranty.

GOVERNING LAW:   THIS GUARANTY IS TO BE CONSTRUED IN ACCORDANCE
WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE
STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE
TO THE LENDER.

CONSENT TO JURISDICTION: THE GUARANTOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE GUARANTOR IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR LATER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THIS PROVISION DOES NOT LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GUARANTOR AGAINST THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

WAIVER OF JURY TRIAL: THE GUARANTOR AND THE LENDER EACH WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR THE RELATIONSHIP IT ESTABLISHES.



Dated: July 1, 2000             GUARANTOR:

Address for Notices:
PO Box 393                      Richardson Electronics, Ltd.
40W267 Keslinger Road
LaFox, Illinois 60147-0393      By: /s/ William J. Garry

Facsimile No.  630-208-2950     Title: Senior V.P. & C.F.O.




BANK ONE, NA, TOKYO BRANCH


Standard Terms and Conditions relating to Japanese yen-denominated banking facilities (the "Facilities") granted by the Bank One, NA, Tokyo Branch (the "Bank") forming part of the Bank's Facility Letter to Richardson Electronics KK (the "Borrower"). These Standard Terms and Conditions, together with the Agreement on Bank Transactions, supplement the Facility Letter. In the event of a conflict or inconsistency between the terms of these Standard Terms and Conditions and the Agreement on Bank Transactions, the terms of the Agreement on Bank Transactions shall govern and control.

A GENERAL

1. Interest

1.1 Interest for bills facilities (including without limitation, additional or overdue interest) shall be calculated on a daily basis and based on a 360-day year or such other basis as may be determined by the Bank from time to time.

1.2 All interest (whether under this clause or any other clause hereof) shall be charged and payable at the respective rates and payable at the times provided under the Facility Letter and these Terms and Conditions up to the date of full payment of the amounts due, as well after as before any judgment obtained in respect thereof.

2. Additional Interest

2.1 Interest on overdue payments in respect of bills facilities shall be charged at the rate of 3% per annum above the contracted rate in the Facility Letter or the Overdue Interest
Rate, whichever is the lower, or such other rate (s) as the Bank may determine from time to time.

2.2 Interest on any bills facilities utilised by the Borrower prior to formal activation of the Facilities pursuant to the Facility Letter issued by the Bank to the Borrower or on an adhoc basis shall be charged at 3% per annum above the Japanese yen Rate or such other rate (s) as the Bank may determine from time to time. Interest on overdue payments in respect of such facilities used prior to such formal activation shall be charged at the Overdue Interest Rate.

2.3 Upon recall of any of the Facilities, interest shall be charged at the Overdue Interest Rate on the outstanding principal, interest and other money (s) due and owing to the Bank from the date of recall until the date of full payment.

3. Commission

3.1 Commission on bank guarantees shall be calculated based on the validity period (including the claims period) of the guarantee subject to a minimum duration of one year and the Bank's minimum charge prevailing from time to time. Commission shall be payable in one lump sum in advance.

4. Fees and Other Expenses

4.1 The Borrower shall pay:

   4.1.1 all GST, stamp duties, registration fees, reasonable legal fees, administrative fees and reasonable out-of-pocket expenses incurred by the Bank in connection with the Facilities and the preparation, execution, registration of the security documents (if any) and perfection of the security (if any), and all other documents required by the Bank in relation to the Facilities at such time deemed appropriate by the Bank; and

   4.1.2 all legal fees as between solicitor and client on a full indemnity basis and all other costs and disbursements in connection with demanding and enforcing payment of moneys due and owing to the Bank under or in connection with the Facilities.

all fees associated with the issuance and fronting of letters of credit.

all fees and interest if any payment under a credit facility occurs on a date which is not the last day of the applicable interest period for such a credit facility, whether because of acceleration, prepayment or otherwise, the Borrower will indemnify the Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or redeploying deposits acquired to fund or maintain the credit facility.

4.2 Any such fees and expenses and any insurance premiums, property tax, valuation fees, GST, governmental or statutory levies and taxes and any other costs, charges, expenses and payments due and unpaid by the Borrower may be met by the Bank at its discretion; and interest on such amounts paid on behalf of the Borrower by the Bank shall be charged at the Overdue Interest Rate from the date of payment by the Bank to the date of full repayment thereof by the Borrower to the Bank.

5. Right to Debit Accounts

   The Bank shall have the right (but not the obligation) at any time and without prior notice to the Borrower to debit the Borrower's account with interest, charges, commission, fees, expenses, normal bank charges, costs, GST and other taxes and levies, amounts overdue in respect of trust receipts, term bills, performance guarantees, indemnities, bonds, loans and all other moneys whatsoever due and owing from the Borrower to the Bank under or in connection with the Facilities. If such debiting causes the Borrower's account to be overdrawn, interest shall be payable on the amount overdrawn at the Overdue Interest Rate calculated on a daily basis with monthly rests and based on a 360-day year subject to a monthly minimum charge of Yen 1,000 or such other amount as may be determined by the Bank from time to time.

6. Right of Set-off

   In addition to any lien, right of set-off or other rights which the Bank may have, the Bank shall be entitled at any time and without notice to the Borrower to combine or consolidate all or any of the accounts and liabilities of the Borrower with or to the Bank (in Japan or elsewhere) or set-off or transfer any sum or sums standing to the credit of one or more of such accounts in or towards the satisfaction of any of the liabilities of the Borrower to the Bank on any other account or accounts (in Japan or elsewhere) or in any other respect whether such liabilities be actual or contingent, primary or collateral, several or joint, or such accounts be held by the Borrower alone, jointly or jointly with any other persons and notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be expressed in the same currency and the Bank shall have the right to effect any necessary conversions at its own rate of exchange then prevailing.

7. Information

   The Borrower/guarantor shall supply to the Bank immediately upon request all statements, information, materials and explanations (except information of a proprietary nature) regarding the operations and finances of the Borrower/guarantor as may be reasonably required by the Bank from time to time.

8. Certificates and Statements

   A statement or certificate signed by the President, Deputy President, Executive Vice President, Senior Vice-President, Vice-President, Assistant Vice President, Treasurer, Legal Officer or any authorised officer of the Bank as to (i) the moneys and liabilities for the time being due to or incurred by the Bank, (ii) its costs of funds, or (iii) any interest rate applicable to the Facility Letter shall subject only to clerical mistakes appearing on the face of the statement or certificate be final and conclusive and be binding on the Borrower.

9. Notice of Demand

   Any demand for payment of moneys or other demand or notice in relation to the Facilities or any matters hereunder arising out of an Event of Default may be signed by the President, Deputy President, Executive Vice President, Senior Vice President, First Vice President, Vice President, Assistant Vice President, Treasurer, Legal Officer or other authorised officer for the time being of the Bank or by the Bank's solicitors, and made by letter addressed to the Borrower and sent by post to or left at the registered office or principal place of business (where applicable) in Japan or address in Japan of the Borrower in the records of the Bank and a notice or demand so given or made shall be deemed to be given or made or received on the day it was so left or the day following that on which it is posted as the case may be notwithstanding that it is returned by the post office undelivered. In addition where there is more than one Borrower, any demand or notice may be served by the Bank on either/any of the Borrowers only and such service shall be deemed to be sufficient service in respect of both/all the Borrowers.

10. Events of Default

10.1 The outstanding facilities together with accrued interest and all other monies payable to the Bank shall become immediately due and payable and the Bank's security shall become immediately enforceable without further demand in any of the following events:

   10.1.1 if the Borrower or any guarantor fails to pay the Bank
(a) on demand, any monies on the facilities granted or (b) on due date, any loan repayments, or (c) fails to perform or comply with any one or more of its other obligations under the Facility Letter and if in the opinion of the Bank that default is capable of remedy, it is not in the opinion of the Bank remedied within 15 days after notice of that default has been given to it by the Bank; or;

   10.1.2 if legal proceedings of any nature shall be instituted against the Borrower or any guarantor or any event occurs or circumstances arise including changes in the financial conditions of the Borrower or any guarantor which, in the opinion of the Bank, would materially and adversely affect the Borrower's or the guarantor's ability to repay the Bank;

   10.1.3 if the Borrower or guarantor is (or could be deemed by law or a court to be) insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or any part (or of a particular type) of its indebtedness, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its indebtedness (or of any part or a particular type of its indebtedness which it will otherwise be unable to pay when due), or proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors, or ceases or threatens to cease to carry on its business or any part of its business, or a moratorium is agreed or declared in respect of or affecting all or any part of (or a particular type of) its indebtedness;

   10.1.4 if any action or any other steps has been taken or legal proceedings been started or threatened against the Borrower or guarantor for its bankruptcy, winding-up, dissolution, judicial management or re-organisation or for the appointment of a receiver, receiver and manager, judicial manager, trustee or similar officer of it or of any or all of its assets;

   10.1.5 if any representation, warranty or statement by the Borrower or by any guarantor in the Facility Letter is not complied with or is or proves to have been incorrect in any respect when made or, if it had been made on any later date by reference to the circumstances then existing, would have been incorrect in any respect on that later date;

10.1.6	if any other indebtedness in excess of, singly or in
the aggregate equivalent amount of US$250,000, in respect of borrowed money of the Borrower is not paid when due nor within any applicable grace period in any agreement relating to that indebtedness or becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default, however described;

   10.1.7 if a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Borrower or any guarantor and, in the opinion of the Bank, such event has or could have a material adverse effect on the Borrower or such guarantor;

   10.1.8 if the Borrower or any guarantor ceases or threatens to cease, to carry on all on a material part of its business;

   10.1.9 if any agency of any state seizes, compulsorily acquires, expropriates or nationalises all or a material part of the assets or shares of any of the Borrower or guarantor;

   10.1.10 if it is or will become unlawful for the Borrower or any guarantor to perform or comply with any one or more of its obligations under the Facility Letter;

   10.1.11 if any change in the shareholders of the Borrower occurs in their respective shareholdings without the prior consent in writing of the Bank;

   10.1.12 if any action, condition or thing (including the obtaining of any necessary consents) at any time required to be taken, fulfilled or done in order to enable the Borrower lawfully to enter into, exercise its rights and perform and comply with its obligations under the Facility Letter has not been taken, fulfilled or done or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with; or

   10.1.13 if the Facility Letter ceases to be (or is claimed by the Borrower not to be) the legal and valid obligation of the Borrower;

   10.1.14 if any litigation, arbitration or administrative proceeding is current or pending (a) to restrain the exercise of any of the rights and/or the performance or enforcement of or compliance with any of the obligations of the Borrower under the Facility Letter to which it is a party or (b) which has or could have a material adverse effect on the Borrower or any guarantor;

   10.1.15 if any event shall occur which under the laws of any applicable jurisdiction has an effect equivalent to any of the events referred to in this Clause 11; or

   10.1.16 if any event occurs or circumstances arise which, in the opinion of the Bank, gives reasonable grounds for believing that the Borrower or any guarantor may not (or may be unable to) perform or comply with any one or more of its obligations under the Facility Letter or these Terms.

11. Indemnity

   The Borrower unconditionally and irrevocably undertakes to keep the Bank fully indemnified from and against all liabilities, claims, damages, judgments, costs (including legal costs on a full indemnity basis), expenses and disbursements of any kind whatsoever, legal or otherwise, which the Bank may sustain, or incur under or in connection with the Facilities. The Borrower shall further indemnify the Bank for any funding or other cost (including without limitation, legal costs on a full indemnity basis), loss, expense or liability sustained or incurred as a result of any prepayment or the occurrence of an Event of Default.

12. Indulgence of Bank

   Notwithstanding the fact that the Bank may have delayed or failed or omitted to exercise any right, power, privilege, claim or remedy available to it on default by the Borrower and/or guarantor or that it may have accepted payment for any moneys outstanding under the Facilities after such default the Bank shall not be held to have waived or condoned or acquiesced in such default and may at any time thereafter exercise all or any of the remedies available to it and any delay or indulgence on the part of the Bank in taking steps to enforce any rights or remedies conferred on or available to it shall not be held to prejudice or be a waiver of its rights of action in respect thereof.

13. No Waiver

   No failure or delay by the Bank in exercising any right, power or privilege hereunder shall impair the same or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law. No waiver by the Bank shall be effective unless it is in writing.

14. Change of Address

   Any change of address of the Borrower/guarantor must be promptly notified to the Bank in writing or in any other manner agreed to by the Bank.

15. Right of Disclosure

15.1 To the extent permitted by applicable law, and without prejudice to all rights of the Bank to disclose information relating to the account of the Borrower, the Bank is permitted by the Borrower to disclose (whether with or without notice to the Borrower and whether orally or in writing) any information concerning any matters or transactions in relation to the Facilities and the account (including any information whatsoever regarding the money or other relevant particulars of the account) which the Borrower now has or may hereafter have with the Bank:

   15.1.1 to any guarantor for the Facilities for any purposes relating to the Facilities and any security therefor;

   15.1.2 to any solicitor (s) acting for the Bank, the Borrower, any guarantor or any other party involved with the Facilities or any security therefor, in relation to the accounts of the Borrower, the Facilities and any security given in connection therewith;

   15.1.3 to the Commissioner of Stamp Duties, the Registry of Companies, Registry of Businesses, Registry of Titles, Registry of Deeds and/or any other government officials or departments or relevant bodies to whom the Bank deems fit to disclose information, for purposes in connection with stamping (or assessment of stamp duties on), registering, lodging or filing any or all documents or conducting of searches in connection with the Facilities;

   15.1.4 to any proposed transferee or assignee of any rights and obligations of the Bank under or relating to the Facilities and any security therefor for any purposes connected with such proposed transfer or assignment; and

   15.1.5 to any officers and employees of the Bank, its head office and/or other branches, agencies and representative offices within and outside Japan for the purpose of credit appraisal or review and carrying out collation, synthesis or processing of information.



16. Goods and Services Tax

   In the event that any GST or any other taxes levies or charges whatsoever are now or hereafter required by law to be paid on or in respect of any sums payable to the Bank or any other matters under or relating to the Facilities or any security relating to the Facilities, the same shall be borne by the Borrower and the Borrower shall pay to the Bank the amount of any such GST or other taxes, levies or charges (or such part thereof which the law does not prohibit the Bank from collecting from the Borrower) on or before the same becomes due under law, in addition to all other sums payable to the Bank in relation to the Facilities and the Borrower shall indemnify the Bank against payment thereof.

17. Other Terms and Conditions

   All other terms and conditions set out in any agreements required by the Bank to be executed in relation to the Facilities shall also apply.

18. Severability

   If any one or more of the provisions contained herein or any part thereof shall be deemed invalid, unlawful or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions or part thereof contained herein shall not in any way be affected or impaired but these Terms and Conditions shall be construed as if such invalid, unlawful or unenforceable provision or part thereof had never been contained herein.

19. Governing Law

   These Terms and Conditions and all matters relating to the Facilities shall be governed by the laws of Ilinois and the Borrower shall submit to the non-exclusive jurisdiction of the Courts in Illinois.

20. Successors and Assigns

20.1 The Facility Letter shall be binding upon and inure to the benefit of the Borrower and the Bank and the respective successors in title and assigns of the Bank and any reference in the Facility Letter to any party shall be construed accordingly. All undertakings, agreements, representations and warranties given, made or entered into by the Borrower under the Facility Letter shall survive the making of any assignments hereunder.

20.2 The Borrower shall have no right to assign or transfer any of its rights hereunder and it shall remain fully liable for all of its undertakings, agreements, duties, liabilities and obligations hereunder, and for the due and punctual observance and performance thereof.

The Bank (hereinafter called the "Assignor Bank") may at any time (without having to obtain any consent from the Borrower) assign all or part of its rights or transfer all or part of its obligations under the Facility Letter to any one or more banks or other lending institutions (each of which is in this Clause called an "Assignee Bank"). Any such Assignee Bank shall be treated as a party to the Facility Letter for all purposes of the Facility Letter and shall be entitled to the full benefit of the Facility Letter to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it and all references in the Facility Letter to the Assignor Bank shall subsequently be construed as references to the Assignor Bank and its Assignee Bank or Assignee Banks to the extent of their respective participations and the Borrower shall subsequently look only to the Assignee Bank or Assignee Banks (to the exclusion of the Assignor Bank) in respect of that proportion of the Assignor Bank's obligations under the Facility Letter as corresponds to such Assignee Bank's or Assignee Banks' respective participations in the Facility Letter and accordingly the Assignor Bank's commitment under the Facility Letter shall be appropriately reduced and the Assignee Bank shall assume a commitment (or, as the case may be, the Assignee Banks shall proportionately assume commitments in aggregate) equal to such reduction in the Assignor Bank's commitment.


B ADDITIONAL TERMS APPLICABLE TO INCORPORATED CORPORATIONS

21. Negative Pledge

21.1 The Borrower shall not create or permit to arise or subsist any charge, mortgage, pledge or lien in respect of any of its properties and assets (except for such pledge made directly in connection with the purchase of inventory in the ordinary course of business, with a value of such inventory (valued at the cost of such inventory) owned by the Borrower taken as a whole not exceeding the equivalent dollar amount of US$500,000 in the aggregate at any time), nor factor nor assign any of its accounts receivable without the prior written consent of the Bank, such consent not to be unreasonably withheld.

21.2	The Borrower shall not (disregarding sales of stock-in-
trade in the ordinary course of business) sell, lease, transfer or otherwise dispose of, whether by a single transaction or by a number of transactions, whether related or not, all or any part of its assets which either alone or aggregated with all other disposals required to be taken in account, could in the opinion of the Bank have a material and adverse effect on its financial condition or business operations.

22. Accounts and Reports

   The Borrower and guarantor shall submit to the Bank the applicable financial statements required under Section 6.1 of the U.S. Revolver, together with such other financial statements and information as may be reasonably requested by the Bank.

23. Reorganisation/Changes

23.1 The Borrower shall not without the prior written consent of the Bank, such consent not to be unreasonably withheld:

   23.1.1 undertake or permit any re-organisation, amalgamation, reconstruction, take-over, substantial change of shareholders or any other schemes of compromise or arrangement affecting its present constitution; and

   23.1.2 make substantial alteration to the nature of its business or amend or alter any of the provisions in the Borrower's Memorandum and Articles of Association relating to its borrowing powers and principal business activities.

24. Winding-up/Judicial Manager

   The Borrower and guarantor shall immediately notify the Bank verbally of any petition filed or notice issued for passing of a resolution for the winding-up or appointment of a judicial manager of the Borrower and/or the guarantor. All verbal notifications shall be followed up within 24 hours by written notification.

25. Pari passu

   The Borrower shall ensure that at all times the claims of the Bank against the Borrower shall rank at least pari passu in right and priority of payment with all its other present and future unsecured indebtedness;

26. Right of Inspection

   The Borrower undertakes that the Bank shall have the right and the Borrower shall permit the Bank to enter upon any land or premises belonging to the Borrower or where it carries on its business and inspect the same and to inspect all accounts records and statements of the Borrower of a non proprietary nature and the Borrower shall give to the Bank such written authorities or other directions and provide such facilities and access as the Bank may reasonably require for the aforesaid inspections.

C INTERPRETATION

27.1 "Agreement on Bank Transactions" shall mean the Agreement on Bank Transactions, dated July 1, 2000, entered into by the Borrower and the Guarantor for the benefit of the Bank.

27.2 "Business Day" means any day, excluding Saturdays, Sundays and Public Holidays, on which banks are open in Japan for transaction of business of the nature set forth in the Facility Letter and in relation to advances and payments in United States Dollars, also a day on which deposits in United States Dollars may be dealt with on the Japan interbank market and on which banks in New York City are open for business;

27.3 "GST" means any goods and services tax or any other taxes levies or charges whatsoever of a similar nature which may be substituted for or levied in addition to any such tax, by whatever named called;

27.4 "Facility Letter" means the Bank's letter of offer to the Borrower including supplements thereto and any amendments, variations or modifications thereof;

27.5 "Guarantor" shall mean Richardson Electronics, Ltd., together with any guarantor, surety or indemnitor for the Facilities;

27.6 "Interest Period" means a period of one, two, three or six months commencing on a Business Day selected by the Borrower. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

27.7 "Overdue Interest Rate" means the rate per annum of 3% above the applicable interest rate set forth in Section 2(a) of the Facility Letter;

27.8 "Person" shall include any corporation, firm, partnership, society, association, statutory body and agency and governmental authority, whether local or foreign;

27.9 "TIBOR" the domestic yen TIBOR rate (expressed as a percentage per annum) for the period corresponding to each Interest Period, appearing as the rate published by the Federation of Bankers Association of Japan on the "17097" page on the TELERATE screen, which is indicated as the rate as of 11:00 a.m. (Tokyo time) two Business Days before the first day of the Interest Period. If such page on the TELERATE screen is not available for any reason on the date the interest rate is to be determined, the applicable interest rate shall be determined by reference to the interest rates offered on loans available by the Bank of the Tokyo financial market on the same date.

27.10 "Yen" or "Japanese Yen" shall mean the lawful currency of Japan.

27.11 "U.S. Revolver" shall have the meaning ascribed thereto in the Facility Letter.

28. Where two or more persons constitute the expression the "Borrower" all covenants, agreements, undertakings, stipulations, conditions and other provisions hereof and their liability hereunder shall be deemed to be, be made by and be binding on them jointly and severally.

29. Clauses and other headings are for ease of reference and shall not affect the interpretation of any provision hereof.




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